EXHIBIT 10.1(a)
THE SCOTTS COMPANY LLC
EXCESS BENEFIT PLAN FOR GRANDFATHERED ASSOCIATES
As of January 1, 2005
Introduction
The O.M. Scott & Sons Company, a Delaware corporation, adopted The O.M. Scott & Sons Company Excess Benefit Plan, effective October 1, 1993, which was subsequently amended from time to time. The O.M. Scott & Sons Company was subsequently merged into The Scotts Company, and the sponsorship of The O.M. Scott & Sons Company Excess Benefit Plan was assumed by The Scotts Company. Effective March 18, 2005, The Scotts Company, through merger with The Scotts Miracle-Gro Company, became known as The Scotts Company LLC. Concurrent therewith, The O.M. Scott & Sons Company Excess Benefit Plan was renamed The Scotts Company LLC Excess Benefit Plan. Following the enactment of Code Section 409A, the Company elected to bifurcate The Scotts Company LLC Excess Benefit Plan, effective January 1, 2005, into two plans: The Scotts Company LLC Excess Benefit Plan for Grandfathered Associates and The Scotts Company LLC Excess Benefit Plan for Non Grandfathered Associates.
Benefit accruals under the Base Plan were frozen December 31, 1997, and except as otherwise provided herein, accruals under this Plan were also frozen at such time. Continued service taken into account for vesting purposes under the Base Plan is, however, recognized with respect to the entitlement to and the calculation of subsidized early retirement benefits in this Plan. Appendix A lists the Participants in the Plan as of January 1, 2005, all of whose benefits were frozen and vested on or before December 31, 2004.
Deferred compensation which was earned and vested as of December 31, 2004, is not subject to Internal Revenue Code Section 409A if benefits or rights existing as of October 3, 2004, are not materially enhanced or a new material right or benefit affecting amounts earned and vested before January 1, 2005, is not adopted after October 3, 2004. The terms of this Plan are essentially those in effect as of October 3, 2004, and the Company intends that all benefits provided under the Plan be exempt from Section 409A.
The Scotts Company LLC Excess Benefit Plan for Non Grandfathered Associates shall apply to any Participant in The Scotts Company LLC Excess Benefit Plan prior to January 1, 2005, who retires, dies, becomes disabled, or terminates employment on or after January 1, 2005. The Scotts Company LLC Excess Benefit Plan for Non Grandfathered Associates is subject to the requirements of Code Section 409A.
Section 1. Definitions. The following terms have the meanings assigned by this Section, which will be equally applicable to the singular and plural forms of such terms.
“Base Plan” means, effective March 18, 2005, The Scotts Company LLC Associates’ Pension Plan, as amended effective January 1, 2006; prior to March 18, 2005, the Base Plan means The O.M. Scott & Sons Company Employees’ Pension Plan, as amended effective January 1, 1998, January 1, 1999, and March 18, 2005.

“Base Plan Limit” means the limitations on benefits to Participants under the Base Plan established under Section 415 or Section 401(a)(17) of the Code and any limitations on compensation taken into account under the Base Plan. Effective January 1, 1999, Code Section 415 shall be applied as if the limitations of Code Section 415(e), as in effect on December 31, 1999, continued to apply.
“Beneficiary” means the person or entity entitled to receive a Participant’s benefits under the Base Plan in the event of the Participant’s death.
“Board” means the Board of Directors of the Corporation.
“Code” or “IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Committee” or “Administrative Committee” means the Benefits Administrative Committee under the Base Plan.
“Company” means The O.M. Scott & Sons Company, a Delaware corporation from the Effective Date through March 18, 2005, and thereafter means The Scotts Company LLC, an Ohio limited liability company.
“Corporation” means The Scotts Miracle-Gro Company.
“Effective Date” means January 1, 2005, unless otherwise described herein. The predecessor to this Plan was originally effective on October 1, 1993.
“Employer” means the Company and each affiliate of the Company that is a participating employer under the Base Plan.
“Grandfathered Benefits” means the benefit described under Plan Section 3.1
“Participant” means, effective January 1, 2005, those select group of management or highly compensated employees named in Appendix A, attached hereto. No other individual shall become a Participant in the Plan.
“Plan” means The O.M. Scott & Sons Company Excess Benefit Plan from October 1, 1993, through December 31, 2004; and, effective January 1, 2005, Plan means The Scotts Company LLC Excess Benefit Plan For Grandfathered Associates, as reflected in this document as amended from time to time.
Section 2. Participation. Effective January 1, 2005, the individuals named in Appendix A, are the only Participants in this Plan. No other individual shall become a Participant in the Plan.
Section 3. Grandfathered Benefits.
3.1	Right to Grandfathered Benefits. At such time as a Participant or Beneficiary receives benefits under the Base Plan, the Employer will pay to the Participant or Beneficiary benefits under this Plan equal to the amount that would have been payable to the

Participant or Beneficiary under the Base Plan without regard to the Base Plan Limit, less the amount paid under the Base Plan (the “Grandfathered Benefit”).

Effective January 1, 1998:
(a)	If greater than the benefit provided under the preceding paragraph, Craig D. Walley and Paul E. Yeager (or their Beneficiaries) shall each receive, in lieu of the benefit provided under the preceding paragraph, a benefit equal to:
(i)	the amount that would have been payable to the individual (or his Beneficiary) under the Base Plan assuming the individual were credited with service to the date listed and without regard to:
(A)	the Base Plan Limit; and

(B)	the freeze of the Base Plan as of December 31, 1997; less
(ii)	the amount paid under the Base Plan.

Name	Date	Associate Number
Craig D. Walley	5/31/98	841251
Paul E. Yeager	5/31/98	690857
(b)	Richard D. Bergum, Robert L. Hughes, and William F. O’Neil (or their Beneficiaries) shall each receive a benefit equal to:
(i)	the amount that would have been payable to the individual (or his Beneficiary) under the Base Plan assuming the individual were credited with service to the date listed and without regard to the freeze of the Base Plan as of December 31,1997; less

(ii)	the amount paid under the Base Plan.

Name	Date	Associate Number
Richard D. Bergum	12/31/98	861154
Robert L. Hughes	11/30/99	760855
William F. O’Neil	3/31/98	890755
3.2	Right of Offset. If the Committee determines that a person entitled to payment under this Plan or the Participant of whom such person is the Beneficiary is, for any reason, indebted to the Employer or any affiliate, the Committee and the Employer may offset such indebtedness, including any interest accruing thereon, against payments otherwise due under the Plan.

3.3	Reserve. The Company may, but shall not be required to, establish a reserve of assets to provide funds for payments under the Plan. Any such reserve will be on such terms and conditions as are intended to prevent the establishment of the reserve from creating taxable income to the Participants in the Plan. Participants and Beneficiaries will have no interest in such reserve, and the interests of Participants and Beneficiaries under the Plan will be solely those of general creditors of the Company. Notwithstanding any contrary provision contained herein, this Plan shall be treated as nonqualified and unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

3.4	Reports. The Committee will provide a report of the accrued benefit under this Plan to any Participant on written request. No Participant may request any such report more often than once in any calendar year.

3.5	Withholding. The Employer shall withhold from payments due under the Plan all applicable income and employment taxes.
Section 4. Administration and Claims.
4.1	Membership; Procedures; Authority and Responsibilities. The Administrative Committee will have, in addition to the powers and responsibilities specifically provided for in this Plan, all of the powers and responsibilities provided under the Base Plan that would also apply to the administration and operation of this Plan. Any determination under the Base Plan that is relevant to the administration of this Plan shall also be effective under this Plan.

4.2	Claims and Standard of Review. Participants and Beneficiaries must make any claims for benefits under the Plan under the rules and procedures then in effect under the Base Plan. Any claim for benefits under the Base Plan by a Participant or Beneficiary will be a claim for benefits under this Plan. Notwithstanding any contrary provision in the Base Plan, all decisions regarding eligibility, benefits, vesting, payment time and form, administration and any interpretation of Plan terms, including the resolution of inconsistent provisions or insertion of omitted provisions, shall be those of the Administrative Committee and such Committee’s acts and decisions shall not be overturned and shall be binding on all individuals and parties unless such acts and decisions are ruled by a court of competent jurisdiction to be arbitrary and capricious.

4.3	Incorporation by Reference. Subject to Plan Section 5.16, the provisions of the Base Plan are hereby incorporated by reference in this Plan to the extent not inconsistent with this Plan’s terms.

4.4	Suspension of Payments in Event of Dispute. If the Committee is in doubt concerning the right of any person to any payment claimed under this Plan, the Committee may direct the Company to suspend the payment until satisfied as to the right of such person to the payment. The Committee or the Company may file or cause to be filed in any court of competent jurisdiction an appropriate legal action or process in such form as the Committee or the Company deems appropriate, including an interpleader action or an action for declaratory judgment, for a legal determination of the entitlement of any person to any payment claimed to be due under the Plan. The Company and the Committee will comply with any final order of the court in any such suit, subject to appellate review, and the Participant and Beneficiaries will be similarly bound thereby.

Section 5. Miscellaneous.
5.1	Amendment and Termination. The Compensation and Organization Committee of the Board or its delegate may at any time and from time to time alter, amend, suspend, or terminate this Plan with or without the consent of any Participant or Beneficiary. Any amendment or termination of the Plan will become effective as to a Participant on the date established by the Company. The Committee may, if it deems it to be in the best interests of the Employer, direct early payment of the actuarial equivalent of the benefits accrued under this Plan based on the actuarial methods, rates and assumptions used in determining the application of the Base Plan Limit under the Base Plan.

5.2	No Contract of Employment. The establishment of the Plan, any modification thereof and/or the making of any payments under the Plan will not give any Participant or other person the right to remain in the service of any Employer, and all Participants and other persons will remain subject to discharge to the same extent as if the Plan had never been adopted.

5.3	Tax Effects. None of the Employer, the Committee, or any firm, person, or corporation represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each Participant should consult with such Participant’s own advisors regarding the tax consequences of participation in this Plan.

5.4	Nonalienation of Benefits. Unless required by applicable law, none of the payments, benefits, or rights of any Participant or Beneficiary will be subject to any claim of any creditor of such Participant or Beneficiary, and, to the fullest extent permitted by law, all such payments, benefits, and rights will be free from attachment, garnishment, or any other legal or equitable process available to any creditor of such Participant or Beneficiary. No Participant or Beneficiary will have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments that the Participant or Beneficiary may expect to receive, contingently or otherwise, under the Plan, except the right of a Participant to designate a Beneficiary.

5.5	Assumption. Unless distributions are accelerated pursuant to Section 5.1, the Company will require any successor or assign of the Employer to assume its obligations under this Plan.

5.6	No Trust Created. No term or provision of the Plan or any instrument under the Plan, including but not limited to the establishment of any reserve, shall be deemed to create a trust or fiduciary relationship of any kind. Any reserves maintained in conjunction with the Plan will continue to be part of the assets of the Employer. To the extent that anyone acquires a right to receive payment from the Employer of any amount payable under the Plan, such right will be no greater than the right of an unsecured general creditor of the Employer.

5.7	Limitation of Liability. The liability of the Employer under this Plan is limited to the obligations expressly set forth in the Plan. No term or provision of this Plan may be construed to impose any further or additional duties, obligations or costs on the Employer or the Committee not expressly set forth in the Plan.
5.8	Payments to Minors, etc. The Employer may pay any amount payable to or for the benefit of a minor, an incompetent person or any other person incapable of receipting therefore to such person’s guardian, to any trustee or custodian holding assets for the benefit of such person, or to any person providing, or reasonably appearing to provide, for the care of such person, and such payment will fully discharge the Committee and the Employer with respect thereto.

5.9	Notices. Notices under the Plan will be sufficiently made if sent by first class, registered or certified mail addressed (a) to a Participant or Beneficiary at such person’s address as set forth in the books and records of the Employer, or (b) to the Employer or the Committee at the principal office of the Company. Participants may change their addresses by notice in the manner above.

5.10	Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of the Plan.

5.11	Entire Agreement; Successors. This Plan reflects the entire agreement or contract between the Employer and the Participants and Beneficiaries regarding the Plan. No Participant or Beneficiary may rely on any oral statement regarding the Plan. This Plan will be binding on the Employer, Participants and Beneficiaries and their respective heirs, administrators, trustees, successors and assigns.

5.12	Partial Invalidity. If any term or provision hereof or the application thereof to any person or circumstance is invalid or unenforceable, the remainder of this Plan, or the application of such term or provision to persons or circumstances other than those as to which it is invalid, will both be unaffected and each term or provision hereof will be valid and be enforced to the fullest extent permitted by law.

5.13	Governing Law. The laws of the State of Ohio applicable to agreements to be performed in the State of Ohio will apply in determining the construction and validity of the Plan and all rights and obligations under the Plan to the extent not preempted under federal law.

5.14	Third Parties. No person may construe anything expressed or implied in this Plan construed to give any person other than Participants and Beneficiaries any rights or remedies under this Plan.

5.15	Saturdays, Sundays and Holidays. Where this Plan authorizes or requires a payment or performance on a Saturday, Sunday or public or banking holiday, such payment or performance may be made on the next succeeding business day.

5.16	Amendment to Base Plan. Notwithstanding any contrary provision in this Plan, with respect to any post October 3, 2004 change, addition, deletion, or modification (together, an “Amendment”) to the underlying Base Plan where such Amendment is determined to be or is a material modification, as described under the IRC Section 409A and the regulations promulgated thereunder, such Amendment shall not be applied with respect to the Grandfathered Benefits under this Plan or any form or time of payment applicable to the Grandfathered Benefit.
IN WITNESS WHEREOF, the Company, through its designated officer, has caused this document to be executed this 30th day of September, 2008 and to be effective as of January 1, 2005.

THE SCOTTS COMPANY LLC
By:	/s/ Denise S. Stump
Denise S. Stump, Executive Vice President, Global Human Resources

Appendix A
THE SCOTTS COMPANY LLC
EXCESS BENEFIT PLAN FOR GRANDFATHERED ASSOCIATES
As of January 1, 2005
Plan Participants (or Beneficiary) as of January 1, 2005
William Dittman
Dan A. McRoskey
Guy W. McRoskey
Peter K. McRoskey
Lisle J. Smith
Robert Stohler
Scott Todd
Charles Berger
Richard Bergum
Bernard Ford
Robert Hughes
John Kenlon
Amelia Maiello (Beneficiary)
Lawrence McCarthy
John Neal
James Rogula
Tadd C. Seitz
Rosemary Smith
Richard B. Stahl
Robert Stern
Craig Walley
Robert M. Webb
Paul Yeager
William F. O’Neil